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                                                                    EXHIBIT 23.1



                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS



We have issued our report dated February 18, 2003, accompanying the consolidated financial statements of SFBC International, Inc. appearing in the 2002 Annual Report of the Company to its shareholders included in the Annual Report on Form 10-KSB for the year ended December 31, 2002, which is incorporated by reference in this Registration Statement and is also included in this Registration Statement. We consent to the incorporation by reference and the inclusion in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "Experts." We have also issued our report dated July 18, 2003 (except for Note G as to which the date is August 4, 2003), accompanying the combined financial statements of Clinical Pharmacology of Florida, Inc. and Clinical Pharmacology International, Inc. as of December 31, 2002 and for the year then ended included in the Company's Form 8-K/A filed with the Securities Exchange Commission on September 25, 2003, which is incorporated by reference in this Registration Statement and is also included in this Registration Statement. We consent to the incorporation by reference and the inclusion in the Registration Statement of the aforementioned report.


/s/ Grant Thornton LLP

Miami, Florida
October 17, 2003